Exhibit 99.1

To Our Shareholders:

Over the last twelve months, the economy has stabilized, financial institutions have increased lending and a stronger real estate market has materialized. In light of these positive events, our primary objectives for 2013 have been to reduce debt, decrease annual operating expenses, increase liquidity through the sale of certain real estate assets and complete our exit from the retail and office business. We have made significant progress in accomplishing these objectives and have completed the following transactions to date in 2013:

•                  Sold 20.6 acres of the Peachtree Parkway land for $7.6 million, which was the highest sales price per apartment unit for comparable land in North Atlanta since the recession began.

•                  Sold the remaining 1.5 acres of the Peachtree Parkway land for $450,000.

•                  Completed the disposition of the Spectrum retail center to the lender in satisfaction of $4.7 million in debt.

•                  Closed a $5.5 million loan secured by our North Springs transit oriented, mixed-use property.

•                  Repaid the $2 million Northridge land loan resulting in the property, which has a book value of $4.4 million, being owned debt free.

As a result, we have reduced our total debt by $8.2 million or 33%, decreased our annual operating expenses by $640,000 and increased our liquidity by $3.1 million.

We expect that prior to the end of 2013 we will complete our exit from the retail and office business through the sale of our corporate office building and the disposition of the Bassett retail center to the lender in satisfaction of its debt. The completion of these two transactions would reduce our debt by an additional $4.8 million, decrease our annual operating expenses by an additional $210,000 and increase our liquidity by an additional $2.5 million. By year-end 2013, we anticipate that we will have reduced our debt by $13 million or 53%, decreased our annual operating expenses by $850,000 and increased our liquidity by $5.6 million.

After several years of enduring a very difficult economic environment, our exit from the retail and office business will finally allow us to focus exclusively on our primary business of developing new, high-quality multifamily apartment communities. We own four land parcels in excellent locations that are zoned and entitled for the development and construction of 940 multifamily apartment units, as outlined below:

•                  The 11-acre Northridge land parcel, zoned for 220 multifamily units and located at the Georgia 400 and Northridge Road interchange in Sandy Springs, Georgia.

•                  The 22-acre Bradley Park land parcel, zoned for 154 multifamily units and located in Forsyth County, Georgia, which is ranked as America’s 7th fastest growing county by Forbes Magazine.

•                  The 38-acre Highway 20 land parcel zoned for 210 multifamily units and located in the City of Cumming in Forsyth County.

•                  The 10-acre North Springs transit oriented, mixed-use property, zoned for 356 multifamily units, 210,000 square feet of office space, and 56,000 square feet of retail space, and located across from the North Springs rail station in the Perimeter Center area of Sandy Springs.

During the last several months, we have received a number of calls from shareholders concerned about the weakness in our share price. Federal securities laws prohibit us from providing to a shareholder any material information that has not been previously disclosed to the general public. While we have experienced higher than normal trading volume during this period, we are unaware of any business reasons for the decrease in our share price. As we have previously stated, management continues to believe that the current share price does not reflect the value of the company’s assets.

We continue to pursue and work on strategic alternatives that would enhance shareholder value through a sale, merger or other business combination. The reduction in debt, decrease in annual operating expenses and increased liquidity resulting from the transactions outlined above makes the company a more attractive merger candidate and makes it easier to obtain the financing necessary for the development and construction of our new apartment communities. For these reasons, we believe the company is well positioned for a productive and successful 2014.

Sincerely,

/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer
October 15, 2013

This above letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements relate to our intent, belief or expectations regarding our plan to sell the corporate office building, dispose of the Bassett retail center and obtain financing for our new apartment communities. The statements regarding the sale and disposition of the corporate office building and the Bassett retail center involve risks and uncertainties, including the occurrence, ultimate terms and timing of these transactions. Our forward-looking statements relating to obtaining financing for the construction of new apartment communities involve risks and uncertainties regarding the availability of the equity capital we need to obtain construction financing and to the overall financing environment, specifically the willingness of financing sources to make apartment construction loans. Other forward-looking statements relate to our intent, belief or expectations regarding our examination of strategic alternatives. These statements involve risks and uncertainties, including the occurrence, terms and timing of one or more transactions or sales. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For more information about other risks and uncertainties we face, please see the sections in our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q entitled “Risk Factors.”